Exhibit 99.1
PRESS RELEASE

By:	Expeditors International of Washington, Inc.
1015 Third Avenue, Suite 1200
Seattle, Washington 98104

	CONTACT:	Jeffrey S. Musser
President and Chief Executive Officer
(206) 674-3433
FOR IMMEDIATE RELEASE

EXPEDITORS' R. JORDAN GATES ANNOUNCES FUTURE PLANS
SEATTLE, WASHINGTON - April 1, 2015, Expeditors International of Washington, Inc. (NASDAQ: EXPD), today announced that R. Jordan Gates, President and Chief Operating Officer, has informed the Company of his desire to retire in 2015 and, accordingly, that he will not stand for re-election to the Board of Directors at the next Annual Meeting of Shareholders on May 21, 2015. The Company expects to announce Mr. Gates’ retirement date upon the naming of his replacement and completion of a transition plan, which is expected to be finalized later this year.

Mr. Gates joined the Company in February of 1991 as Controller of Europe, a time when the roots of the organization had been firmly planted in Asia and North America but expansion plans in Europe were just beginning. His leadership skills and work ethic were quickly recognized and his role expanded far beyond the more traditional duties of a controller. Mr. Gates was deeply involved with the opening of European offices, advances in operations, and installation and development of computer systems. His early work in Europe is a large part of the reason the Company enjoys successes in Europe today.

Following his success in Europe, Mr. Gates was asked in 1994 to take over as the Company’s Chief Financial Officer. During his 14 years as CFO, the Company’s revenues grew from $361 million to over $5.6 billion through significant growth in its core operations, new service offerings and international expansion. Mr. Gates was instrumental in developing people, always his first priority, and establishing policies, systems and controls that were able to process this growth while embedding sound financial principles and comprehensive reporting. He also played a key role in development of the Company strategies and information technology and systems. Mr. Gates joined the Board of Directors in 2000.

On January 1, 2008, Mr. Gates was then promoted to the position of President and Chief Operating Officer where his duties include managing the Company’s Products and Services. During this tenure he also had responsibility for the Company’s financial, legal and information system activities. It is safe to say that Jordan has touched the lives of hundreds of individuals in the Expeditors family.

“I’ve had a very unique perspective of Jordan over the years. I’ve seen Jordan from afar, worked directly for him in my role as CIO, and have most recently had Jordan work for me in my role as CEO. His unique way of relating complex problems to simple anecdotes to develop understanding and solutions will be greatly missed. While I could provide pages of things that I admire in Jordan, it is his integrity that shines the brightest,” said Jeffrey S. Musser, President and CEO. “Jordan is an individual that has never been caught up in titles, roles, and responsibilities, and instead, has always focused on what is right for the organization, its employees, and its customers. As I think about where we stand today with the quality of our financials and our commitment to being a compliant organization, we all owe a debt of gratitude to Jordan for his work in driving these founding principles,” Musser said.

“For those of you who know Jordan, you know that history and quotes are very important to him. I think the following quote from Dwight D. Eisenhower, sums up very well what we all see in Jordan 'The supreme quality for leadership is unquestionable integrity. Without it, no real success is possible, no matter whether it is on a section gang, a football field, in an army, or in an office,' ” Musser concluded.

“Not everyone has the opportunity to join a small, vibrant Company with a unique culture and be part of a fantastic story that sees the Company ultimately emerge as part of the Fortune 500. That culture, which defines and differentiates us, has allowed Expeditors to achieve levels of performance that quite frankly, we would have been afraid to even dream of 25 years ago. It’s been a great privilege to work with such a talented and outstanding group of people during my career at Expeditors. That starts with our founders, extends to our current senior management team, and all the other people in between. I’d be remiss to not take this opportunity to say thank you to each and every one of them,” said Mr. Gates.

“Turning 60 brings with it a natural point of reflection. Looking back and looking forward, having experienced the successful transition of our new leadership team and having completed our strategic assessment and the implementation of our strategic initiatives, now seems to be the logical time to prepare to step away. Expeditors has provided me with the opportunity to pursue more exclusively those other long-standing parts of life that are most meaningful to us all, and do so while I’m still young enough to make the most of them. For that, I’ll be continuously grateful. While I won’t always be an Expeditors employee, I do intend to always remain an Expeditors shareholder,” Mr. Gates said.

Expeditors is a global logistics company headquartered in Seattle, Washington. The company employs trained professionals in 186 full-service offices and numerous satellite locations located on six continents linked into a seamless worldwide network through an integrated information management system. Services include the consolidation or forwarding of air and ocean freight, customs brokerage, vendor consolidation, cargo insurance, domestic time-definite transportation services, purchase order management, warehousing and distribution and customized logistics solutions.

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